                                                                Exhibit No. 16.1



June 11, 2004


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on June 10, 2004 to be filed by our former client, Datascope Corp. on behalf of Datascope Corp. 401(k) Savings and Supplemental Retirement Plan. We agree with the statements made in response to Item 4 insofar as they relate to our Firm.


Very truly yours,


/s/ Smolin, Lupin & Co., LLC
---------------------------------
SMOLIN, LUPIN & CO., LLC